Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Blackstone Inc.
Blackstone Holdings I L.P.*
Blackstone Holdings AI L.P.*
Blackstone Holdings II L.P.*
Blackstone Holdings III L.P.*
Blackstone Holdings IV L.P.*
Blackstone Reg Finance Co. L.L.C.*
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	5.000% Senior Notes due 2034	Rule 457(r) (1)	$750,000,000	99.634%	$747,255,000	$0.00015310	$114,405
	Debt	Guarantee of 5.000% Senior Notes due 2034	Rule 457(n) (2)	(2)	(2)	—	—	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$747,255,000		$114,405

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$114,405

*	Additional Registrant
(1)
In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended
(the “Securities Act”), Blackstone Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form
S-3
(Registration
No. 333-283540),
filed with the Securities and Exchange Commission (the “SEC”) on December 2, 2024. This filing fee exhibit is in connection with a final prospectus supplement dated December 2, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)
The notes issued by Blackstone Reg Finance Co. L.L.C. are fully and unconditionally guaranteed by the Company, Blackstone Holdings I L.P., Blackstone Holdings AI L.P., Blackstone Holdings II L.P., Blackstone Holdings III L.P. and Blackstone Holdings IV L.P. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.